                                                                    Exhibit 99.1


[GRAPHIC OMITTED]


For further information:                                            NEWS RELEASE

At NCO Group, Inc.                           At FRB / Weber Shandwick
Michael J. Barrist,                          Joe Calabrese (General)
Chairman and CEO                             Judith Sylk-Siegel (Media)
Steven L. Winokur,                           Nicole Engel (Analysts)
EVP, Finance and CFO                         (212) 661-8030
(215) 441-3000
www.ncogroup.com

For Immediate Release


                      DESPITE CONTINUING ECONOMIC WEAKNESS,
                       NCO GROUP, INC. ANNOUNCES PRO FORMA
                    FIRST QUARTER RESULTS OF $0.44 PER SHARE

HORSHAM, PA, April 30, 2002 - NCO Group, Inc. ("NCO")(Nasdaq: NCOG), a leading provider of accounts receivable management and collection services, announced today that during the first quarter, despite continuing economic weakness, it achieved net income of $0.43 per share, on a diluted basis. Excluding the net effect of a $1.0 million pre-tax insurance gain, and a $1.6 million pre-tax expense from an environmental liability, NCO achieved pro forma net income of $0.44 per share, on a diluted basis.

During the first quarter of 2002, NCO settled the insurance claim relating to the June 2001 flood of NCO's Fort Washington facilities. The $1.0 million pre-tax insurance gain was principally due to greater than estimated insurance proceeds.

Additionally, during the quarter, NCO recorded a $1.6 million pre-tax expense to cover the expected settlement of an environmental liability. The environmental liability was the result of contamination that allegedly occurred in the pre-acquisition operations of a company acquired by a subsidiary of Medaphis Services Corporation. NCO acquired Medaphis Services Corporation in November 1998. These operations were unrelated to the accounts receivable outsourcing business.

Revenue in the first quarter of 2002 was $178.9 million, an increase of 4.6%, or $7.9 million, from revenue of $171.0 million in the first quarter of the previous year. Net income was $11.8 million, or $0.43 per share, on a diluted basis, as compared to net income of $15.2 million, or $0.58 per share, on a diluted basis, in the first quarter a year ago, adjusted to reflect the new goodwill accounting rules discussed below. On a pro forma basis, excluding the effects of the insurance gain and the environmental expense, net income for the first quarter of 2002 was $12.2 million, or $0.44 per share, on a diluted basis.

Effective January 1, 2002, NCO adopted Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangibles" ("SFAS 142"), which, among other things, eliminated the amortization of goodwill. Under SFAS 142, intangible assets that are no longer subject to amortization must be periodically tested for impairment. If the fair value of any of the reporting units is less than the book value, NCO may be required to take an impairment charge. NCO is in the process of determining if there are any impairment charges attributable to the adoption of SFAS 142. However, NCO does not expect to incur an impairment charge based on preliminary valuations. Any impairment charge incurred in connection with the adoption of SFAS 142 by June 30, 2002 would be classified as an effect of a change in accounting principle.

NCO's operations are currently organized into market specific divisions that include: U.S. Operations, Portfolio Management and International Operations. These divisions accounted for $162.3 million, $16.3 million and $10.6 million of the revenue for the first quarter of 2002, respectively. Included in the U.S. Operations' revenue was $8.3 million from Portfolio Management. International Operations' revenue included $2.0 million from U.S. Operations. In the first


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quarter of 2001, these divisions accounted for $155.8 million, $12.6 million and
$8.8 million of the revenue, respectively, before intercompany eliminations of $5.4 million included in the U.S. Operations and $778,000 included in International Operations.

NCO's payroll and related expenses as a percentage of revenue decreased slightly, and its selling, general and administrative expenses as a percentage of revenue increased for the first quarter of 2002 as compared to the same period in the prior year. Continued cost containment efforts have kept payroll costs in line despite the continued pressure of a difficult collection environment. The increase in NCO's selling, general and administrative expenses related to the incremental costs associated with continuing efforts to maximize collections for clients in a difficult economic environment, as well as the effect of the downturn in the economy on the portfolio business.

Commenting on the quarter, Michael J. Barrist, Chairman and Chief Executive Officer, stated, "I am pleased with our performance during the quarter, however, we continue to experience mixed signals from our business as it relates to our outlook for the economy. While we exceeded our financial objectives, the quarter presented many operational challenges. The usual first quarter seasonal lift occurred earlier than in past years. Although we believe this is primarily attributable to the consumers' earlier receipt of tax refunds due to an increase in their use of electronic tax filings, we had to adapt our cost structure to this anomaly. These challenges continue in April where, contrary to normal seasonal patterns, collections have already begun to decelerate. While we are not adjusting second quarter guidance at this time, we caution investors not to extrapolate our better than expected first quarter results into future quarterly expectations."

NCO will host an investor conference call on Wednesday, May 1, 2002 at 11:30 a.m., ET, to discuss the items discussed in this press release in more detail and to allow the investment community an opportunity to ask questions. Interested parties can access the conference call by dialing (800) 218-9073 (domestic callers) or (303) 262-2171 (international callers). A taped replay of the conference call will be made available for seven days and can be accessed by interested parties by dialing (800) 405-2236 (domestic callers) or (303) 590-3000 (international callers) and providing the pass code 466431.

NCO Group, Inc. is the largest provider of accounts receivable collection services in the world. NCO provides services to clients in the financial services, healthcare, retail and commercial, utilities, education, telecommunications, and government sectors.

                        --------------------------------

Certain statements in this press release, including, without limitation, statements as to fluctuations in quarterly operating results, statements concerning projections, statements as to trends, statements as to the final outcome of the environmental liability, statements as to NCO's or management's beliefs, expectations or opinions, and all other statements in this press release, other than historical facts, are forward-looking statements, as such term is defined in the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Forward-looking statements are subject to risks and uncertainties, are subject to change at any time and may be affected by various factors that may cause actual results to differ materially from the expected or planned results. In addition to the factors discussed above, certain other factors, including without limitation, the risk that NCO will not be able to implement its five-year strategy as and when planned, risks related to the expected settlement of the environmental liability, risks related to past and possible future terrorists attacks, risks related to the economy, the risk that NCO will not be able to improve margins, risks relating to growth and future acquisitions, risks related to fluctuations in quarterly operating results, risks related to the timing of contracts, risks related to strategic acquisitions and international operations, and other risks detailed from time to time in NCO's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K, filed on March 19, 2002, can cause actual results and developments to be materially different from those expressed or implied by such forward-looking statements.

A copy of the Annual Report on Form 10-K can be obtained, without charge except for exhibits, by written request to Steven L. Winokur, Executive Vice President, Finance/CFO, NCO Group, Inc., 507 Prudential Road, Horsham, PA 19044.

                        --------------------------------

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                                 NCO GROUP, INC.
                        Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)


Statements of Income:

                                                                                  For the Three Months Ended March 31,
                                                                 -----------------------------------------------------------------
                                                                            2001                                2002
                                                                 ----------------------------        -----------------------------
                                                                 Historical     Pro Forma (1)        Historical      Pro Forma (2)
                                                                 ----------     -------------        ----------      -------------
Revenue                                                           $ 171,029       $ 171,029           $ 178,907       $ 178,907

Operating costs and expenses:
   Payroll and related expenses                                      82,912          82,912              86,120          86,120
   Selling, general, and administrative expenses                     51,123          51,123              61,073          61,073
   Depreciation and amortization expense                              8,954           5,029               6,226           6,226
                                                                  ---------       ---------           ---------       ---------
                                                                    142,989         139,064             153,419         153,419
                                                                  ---------       ---------           ---------       ---------
                                                                     28,040          31,965              25,488          25,488

Other income (expense):
   Interest and investment income                                       916             916                 667             667
   Interest expense                                                  (7,421)         (7,421)             (4,986)         (4,986)
   Other income (expense)                                                 -               -                (595)              -
                                                                  ---------       ---------           ---------       ---------
                                                                     (6,505)         (6,505)             (4,914)         (4,319)
                                                                  ---------       ---------           ---------       ---------
Income before income tax expense                                     21,535          25,460              20,574          21,169

Income tax expense                                                    8,666           9,675               7,797           8,023
                                                                  ---------       ---------           ---------       ---------

Income from operations before minority interest                      12,869          15,785              12,777          13,146

Minority interest                                                      (592)           (592)               (972)           (972)
                                                                  ---------       ---------           ---------       ---------

Net income                                                        $  12,277       $  15,193           $  11,805       $  12,174
                                                                  =========       =========           =========       =========

Net income per share:
    Basic                                                         $    0.48       $    0.59           $    0.46       $    0.47
                                                                  =========       =========           =========       =========
    Diluted                                                       $    0.47       $    0.58           $    0.43       $    0.44
                                                                  =========       =========           =========       =========

Weighted average shares outstanding:
   Basic                                                             25,687          25,687              25,855          25,855
   Diluted                                                           26,340          26,340              29,903          29,903



Selected Balance Sheet Information:                                                                     As of             As of
                                                                                                  December 31, 2001   March 31, 2002
                                                                                                  -----------------   --------------
Cash and cash equivalents                                                                              $ 32,161        $ 25,150
Current assets                                                                                          202,802         195,273
Total assets                                                                                            931,025         929,471

Current liabilities                                                                                      90,429          84,947
Long-term debt, net of current portion                                                                  357,868         347,436
Shareholders' equity                                                                                    414,095         426,155


(1) Excludes $3.9 million of pre-tax goodwill amortization expense as if SFAS 142 was adopted on January 1, 2001.
(2) Excludes the effects of a pre-tax insurance gain of $1.0 million and a pre-tax expense from an environmental liability of $1.6 million.

                                 NCO GROUP, INC.
                        Unaudited Selected Financial Data
                  (in thousands, except for per share amounts)


Consolidating Statements of Income:

                                                                            For the Three Months Ended March 31, 2002
                                                                   -------------------------------------------------------------
                                                                                                  Intercompany
                                                                   NCO Group    NCO Portfolio     Eliminations      Consolidated
                                                                   ---------    -------------     ------------      ------------
Revenue                                                            $ 170,937      $ 16,270          $ (8,300)         $ 178,907

Operating costs and expenses:
   Payroll and related expenses                                       85,566           554                               86,120
   Selling, general, and administrative expenses                      59,710         9,663            (8,300)            61,073
   Depreciation and amortization expense                               6,151            75                                6,226
                                                                   ---------      --------          --------          ---------
                                                                     151,427        10,292            (8,300)           153,419
                                                                   ---------      --------          --------          ---------
                                                                      19,510         5,978                 -             25,488

Other income (expense):
   Interest and investment income                                        654           131              (118)               667
   Interest expense                                                   (3,237)       (1,867)              118             (4,986)
   Other income (expense)                                               (595)            -                                 (595)
                                                                   ---------      --------          --------          ---------
                                                                      (3,178)       (1,736)                -             (4,914)
                                                                   ---------      --------          --------          ---------
Income before income tax expense                                      16,332         4,242                 -             20,574

Income tax expense                                                     6,206         1,591                                7,797
                                                                   ---------      --------          --------          ---------

Income from operations before minority interest                       10,126         2,651                 -             12,777

Minority interest (1)                                                      -             -              (972)              (972)
                                                                   ---------      --------          --------          ---------

Net income                                                         $  10,126      $  2,651          $   (972)         $  11,805
                                                                   =========      ========          ========          =========


(1) NCO Group owns approximately 63% percent of the outstanding common stock of NCO Portfolio Management, Inc.